Exhibit 3.16

LIMITED LIABILITY COMPANY AGREEMENT

OF

K-SEA ACQUISITION2, LLC

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT OF K-SEA ACQUISITION2, LLC (this “Agreement”), dated as of April 30, 2005, is adopted, executed, and agreed to by the sole Member (as defined below).

1.             Formation. K-Sea Acquisition2, LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2.             Term.  The Company shall have a perpetual existence.

3.             Purpose.  The purpose of the Company shall be to engage in any lawful business, purpose or activity that may be engaged in by a limited liability company formed under the Act.

4.             Sole Member.  K-Sea Operating Partnership L.P., a Delaware limited partnership, shall be the sole member of the Company (the “Member”).  The Member shall not be personally liable for any amount in excess of its capital contributions, and shall not be liable for any of the debts or losses of the Company.

5.             Contributions.  The Member has made an initial contribution to the capital of the Company in the amount of $1,000.00.  Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6.             Distributions.  The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits, and interests in the Company.

7.             Management.  The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, its Managers.  The Managers may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Member by the Act, the Certificate of Formation of the Company or this Agreement.  The number of Managers of the Company shall initially be two; but the number of Managers may be changed by the Member.  The initial Managers of the Company shall be Timothy J. Casey and John J. Nicola.  Managers need not be residents of the State of Delaware or Members of the Company.  The Managers, in their discretion, may (a) elect a chairman of the Managers who shall preside at any meetings of the Managers and (b) appoint one or more officers with such power and authority as the Managers may designate.  A Manager shall not be liable under any judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company by reason of his acting as a Manager.

8.             Dissolution.  The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect.  No other event (including, without limitation, an event described in Section 18-801(a)(4) of the Act) will cause the Company to dissolve.

9.             Limitation of Liability.  A Manager or any officer of the Company shall not be personally liable to the Company or its Members for monetary damages for any breach of this Agreement or breach of duties, including, without limitation, fiduciary duties, as a Manager or officer, as the case may be, except for liability for (a) any acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) any acts or omissions that constitute a bad faith violation of the implied contractual covenant of good faith and fair dealing.  If the laws of the State of Delaware are amended after the date of this Agreement to authorize action further eliminating or limiting the personal liability of Managers or officers, then the liability of a Manager or officer, as the case may be, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended laws of the State of Delaware.  Any repeal or modification of this Section 9 by the Member shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Manager or officer existing at the time of such repeal or modification or thereafter arising as a result of acts or omissions prior to the time of such repeal or modification.

10.           Indemnification.  The Company shall indemnify and hold harmless the Member and its officers, directors, managers, employees and agents, the Managers and the officers, if any, and employees of the Company (the “Indemnitees”) from and against all costs, losses, liabilities, damages, claims, expenses of any nature (including reasonable attorneys’ fee and disbursements), judgments, fines, settlements, and any other amounts arising from any and all claims, demands, or proceedings, paid or accrued by an Indemnitee in connection with the business of the Company, to the full extent provided or allowed by the laws of Delaware.  Expenses incurred by an Indemnitee in defending any claim, demand or proceeding subject to this Section 10 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 10.  The indemnification provided by this Section 10 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, consent of the Member, as a matter of law or equity, or otherwise, shall continue as to any Indemnitee who has ceased to serve in the capacity that made it an Indemnitee and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.  Subject to the foregoing sentence, the provisions of this Section 10 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other persons.

11.           Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Agreement to be duly executed as of the 30th day of April, 2005.

K-SEA OPERATING PARTNERSHIP L.P.

By: K-Sea OLP GP, LLC,
its general partner

/s/ Timothy J. Casey
Timothy J. Casey
President